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                                                                    EXHIBIT 99.1

         INVESTOR RELATIONS:                         PUBLIC RELATIONS:
         Brad Driver                                 Allen Bush
         Handspring                                  Handspring
         650-230-5070                                650-230-5029
         bdriver@handspring.com                      abush@handspring.com

 HANDSPRING REDUCES FINANCIAL OBLIGATION THROUGH RESTRUCTURED LEASE AGREEMENTS

MOUNTAIN VIEW, CALIF. (JANUARY 16, 2003) - Handspring, Inc. (NASDAQ: HAND) today announced that it has entered into an agreement to restructure its lease agreements related to two new buildings in Sunnyvale, California. As a result of the restructuring, Handspring will reduce significantly a long-term financial obligation and lower its financial breakeven point. The closing of the restructuring is subject to certain closing conditions and is anticipated to be completed later this month.

Handspring will pay $61.2 million in total consideration to the building landlord and contractor to replace the previous obligation of approximately $350 million over 12 years. The Company will immediately pay $15.3 million from the Company's unrestricted cash and $40.9 million from restricted cash by releasing Letters of Credit securing the previous lease obligations. The Company will pay an additional $5.0 million over the next 5 years in various debt and lease payments. As of December 28, 2002 (prior to the completion of this transaction) Handspring reported an unrestricted cash and investments balance of $65.7 million, and a restricted cash balance of $44.2 million.

In addition, Handspring will issue to the landlord warrants to purchase 10 million shares of Handspring common stock. These shares are subject to certain restrictions on sale.

"We are pleased to be able to reduce dramatically our long-term financial obligations through a restructuring of our real estate leases," said Donna Dubinsky, Handspring's CEO. "Handspring is now better positioned to move towards our goal of profitability by the end of the calendar year."

As a result of the restructuring of the lease agreements, in its fiscal third quarter, ending March 29, 2003, Handspring expects to record a charge against earnings of $75 to $80 million in Q3 to account for the transaction, the write-off of previously capitalized tenant improvements, and advisor fees. More information on the transaction will be available in the Company's 10-Q, to be filed in February.

Handspring will continue to operate out of its current facilities in Mountain View, California.

ABOUT HANDSPRING
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Handspring is a leading innovator in personal communications and handheld computing. The company's products include the Treo wireless communicators and Treo 90 organizer, the Visor expandable handheld computers, and client and server software for fast Web access from handheld devices and mobile phones. Today Handspring sells its products and accessories at www.handspring.com and through select Internet, retail and carrier partners in the United States, Europe, Asia, Australia, New Zealand, Canada, the Middle East, and Mexico/Latin America.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, including those relating to the timing for closing the lease restructuring transaction and the effect of the transaction on Handspring's position to move towards its goal of profitability by the end of the calendar year. Actual results may differ materially due to a number of factors including, among others: the parties' success in closing the lease restructuring transaction, the degree to which Handspring's payments to the landlord and contractor pursuant to the lease restructuring transaction will affect its ability to achieve its business objectives; Handspring's future product development, carrier business development and expense control efforts; the timing of the build-out of advanced wireless networks and the quality and scope of voice and data service coverage offered by wireless carriers; the degree to which wireless carriers will facilitate the successful introduction of Handspring's wireless products; our dependence on third parties to supply components for Treo in sufficient volumes and at satisfactory quality levels; customer acceptance of Handspring's Treo communicator products; and the rapid pace of technological change and competitive developments in the wireless communications industry. The matters discussed in this press release also involve risks and uncertainties described in Handspring's most recent Form 10-Q filed with the Securities and Exchange Commission. Handspring assumes no obligation to update the forward-looking information contained in this press release, except as otherwise required by applicable law.

Handspring, the Handspring logo, Treo and Visor are trademarks of Handspring, Inc. and may be registered in certain jurisdictions. All other brand names are trademarks of their respective owners.

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